Exhibit 2.2

AMENDMENT NO. 1

Dated April 16, 2008

TO

GUARANTY AGREEMENT

Dated March 10, 2008

AMENDMENT NO. 1 TO GUARANTY AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of April 16, 2008, and amends the Guaranty Agreement (the “Original Agreement”) dated as of March 10, 2008 by and among:

•                  CTC Media, Inc., a Delaware corporation (“CTCM”);

•                  MTG Broadcasting AB, a Swedish limited liability company (the “Seller”); and

•                  Modern Times Group MTG AB, a Swedish limited liability company and the ultimate parent company of the Seller (“MTG”).

All capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Original Agreement.

INTRODUCTION

WHEREAS, the Parties wish to make the amendments to the Original Agreement set forth below;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Original Agreement and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
AMENDMENTS

1.1           Financing.  Section 3.4 (Financing) of the Original Agreement is hereby deleted and the following is inserted in lieu thereof:

                “3.4         Financing.  CTCM shall use its reasonable best efforts to secure the Debt Financing and to cause the funds provided thereby to be used by the Purchaser to make the payments required by the Purchaser at the Balance Payment Date in accordance with the terms of the Purchase Agreement.  CTCM shall keep the Warrantors reasonably informed of any material developments relating to the financing for the transactions contemplated by the Purchase Agreement.”

1.2           Termination Fee.  Section 5.3 (Termination Fee) of the Original Agreement is hereby deleted in its entirety.

1.3           Balance Note.  At the Closing, CTCM shall execute the Balance Note (as defined in the Purchase Agreement) guaranteeing the due and proper payment thereof.

1.4           FAS Approval Indemnity.  From and after the Closing, as long as the Purchaser shall not previously have done so in accordance with Section 4A.2 of the Purchase Agreement, CTCM shall indemnify, defend and hold harmless the Warrantors and their respective Affiliates, officers and directors from and against any and all Damages based upon, arising out of or otherwise in respect of the failure of the Purchaser to have obtained the FAS Approval (as defined in the Purchase Agreement) prior to the Closing.  The provisions of Section 4.5 (Limitations on Indemnification) of the Original Agreement shall not apply to the indemnity provided by this Section 1.4.  The aggregate liability of CTCM and the Purchaser, taken together (without double counting), pursuant to this Section 1.4 and Section 4A.2(c) of the Purchase Agreement for Damages suffered by the Warrantors and their respective Affiliates shall in no event exceed the Consideration.

1.5           Amendment to Purchase Agreement.  All references in the Original Agreement, as amended by this Amendment, and in this Amendment to the “Purchase Agreement” (including references to Transaction Agreements insofar as such references incorporate references to the “Purchase Agreement”) shall be deemed to be references to the Purchase Agreement as amended by Amendment No. 1 thereto dated as of the date hereof.

ARTICLE II
MISCELLANEOUS

2.1           Incorporation by Reference.  The provisions of Article IV (Indemnification) and Article VI (Miscellaneous) of the Original Agreement are hereby incorporated herein by reference and, except as provided herein, shall, mutatis mutandis, apply to this Amendment.

2.2           Entire Agreement.  The Original Agreement, as amended by this Amendment, together with the Purchase Agreement and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof and thereof, including, without limitation, the Non-Binding Indication of Interest of CTCM dated as of 10 December 2007.

2.3           Ratification.  The Original Agreement remains in full force and effect, except as specifically modified by this Amendment, and the terms and conditions thereof, as specifically modified by this Amendment, are hereby ratified and confirmed.

*****

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CTC MEDIA, INC.

By:	/s/	Alexander Rodnyansky
Name:		Alexander Rodnyansky
Title:		Chief Executive Officer

MTG BROADCASTING AB

By:	/s/	Kaj Gradevik
Name:		Kaj Gradevik
Title:		Authorized Representative

MODERN TIMES GROUP MTG AB

By:	/s/	Kaj Gradevik
Name:		Kaj Gradevik
Title:		Authorized Representative